Exhibit 23

Consent of Independent Registered

Public Accounting Firm

We have issued our report dated June 21, 2024, with respect to the consolidated financial statements included in the Annual Report of Central Plains Bancshares, Inc. on Form 10-K for the year ended March 31, 2024. We hereby consent to the incorporation by reference of said report in the Registration Statement of Central Plains Bancshares, Inc. on Form S-8 (File No. 333-275090).

/s/ Plante & Moran, PLLC

Chicago, Illinois

June 21, 2024